UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Denbury Resources Inc.

(Name of Registrant as Specified In Its Charter)

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TO:	Denbury Stockholders

FROM:	Denbury Resources Inc.

DATE:	May 7, 2010

SUBJECT:	Election of Directors
     As you are aware, the members of the Board of Directors of Denbury are elected each year by the Company’s stockholders at the Company’s Annual Meeting. Presently, the Company has eight directors, all of whom are serving terms that expire at the meeting, and all of whom are nominees for re-election.
     One of the nominees, Gareth Roberts, is the founder of the Company, is its former Chief Executive Officer and has been a director of the Company since 1992. He resigned as CEO and an officer of the Company on June 30, 2009, at which point he was appointed Co-Chairman of the Board of Directors. In March 2010, Mr. Roberts was selected to join the Compensation Committee, with the limitation that because he is not considered an independent director, he not participate in matters related to administering the 2004 Omnibus Stock and Incentive Plan, nor any other Compensation Committee matter that requires determination solely by independent directors.
     The Company has received reports from the proxy advisory firms Riskmetrics Group (formerly ISS) and Glass Lewis & Co. recommending that the vote for Mr. Roberts be “withheld” due to “his standing as an affiliated outsider” on the Compensation Committee. The proxy advisory firm guidelines reviewed by the Company recommend a “withhold/against” vote for any “inside or affiliated outside director [who] serves on any of the three key committees: audit, compensation, or nominating.” Under Riskmetrics Group’s and Glass Lewis & Co.’s rules, Mr. Roberts is, and will continue to be, considered an affiliated outsider due to his having been the founder and former Chief Executive Officer of the Company for an extended period of time.
     Based upon the above, Mr. Roberts has resigned his position on the Compensation Committee of the Board of Directors of the Company, effective as of May 6, 2010. Mr. Roberts will continue to serve as a member of the Company’s Board of Directors.
     If you have any questions, please contact Mark Allen at 972-673-2000. Thank you for your consideration.

Mark C. Allen

Senior Vice President, Chief Financial Officer, Treasurer and Assistant Secretary